Exhibit 99.1


     FOR IMMEDIATE RELEASE
     Date:       August 16, 2005
     Contact:    Patricia E. Hoch, Corporate Secretary
                 (717)920-5811    Fax: (717)920-1683


                         COMMUNITY BANKS, INC. DECLARES
                           THIRD QUARTER CASH DIVIDEND
                      AND APPROVES STOCK REPURCHASE PROGRAM


Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc. (Community), the parent company of CommunityBanks, has declared a quarterly cash dividend of $.19 per share payable October 3, 2005 to shareholders of record on September 19, 2005.


The Board also approved a Stock Repurchase Program under which Community may repurchase up to 500,000 shares of the company's outstanding common stock. These shares will be used for general corporate purposes including the issuance of stock to participants in the company's stock option plans and the employee stock purchase plan.


On July 1, 2005, Community completed the merger of PennRock Financial Services Corp., parent company of Blue Ball National Bank, into Community. This combination has resulted in Community having nearly $3.5 billion in assets and over 70 branch offices in 11 counties extending from the Pocono region in northern Pennsylvania to just south of the Pennsylvania and Maryland border.


This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.